Exhibit 10.63
                    EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into between Enron Capital Trade & Resources Corp., a Delaware corporation and subsidiary of Enron Corp. ("Enron"), having offices at 1400 Smith Street, Houston, Texas 77573 ("Employer"), and Jeffrey K. Skilling, an individual currently residing at 2238 Albans Road, Houston, Texas 77005 ("Employee"), to be effective as of 1st day of January, 1996 (the "Effective Date").

     Employer presently employs Employee pursuant to an Employment Agreement dated August 1, 1990 entered into between Enron Finance Corp. and Employee. Employer is desirous of continuing to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of continuing in the employ of Employer pursuant to such terms and conditions and for such consideration. As such, this Agreement shall cancel and supersede Employee's existing August 1, 1990 Agreement.

     Employee also has been granted rights under Employer's existing Enron Capital Trade & Resources Corp. Second Amended and Restated Compensation Plan (the "Existing Compensation Plan"). This Agreement does not cancel or supersede such rights, but it is intended that in the future Employer shall create a new Retail Phantom Equity Plan pursuant to which Employee shall be granted the interest specified herein and that Employee's rights under the Existing Compensation Plan shall be subject to a separate future waiver and consent agreement.

     Now, therefore, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

Article 1:  Employment and Duties:

     1.1. The term of employment under this Agreement shall be for five years, from January 1, 1996 through December 31, 2000 (the "Term"). Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of January 1, 1996, and continuing through December 31, 2000, subject to the terms and conditions of this Agreement.

     1.2. Employee initially shall be employed in the position of Chairman and Chief Executive Officer of Employer. Employer may subsequently assign Employee to a different position or modify Employee's duties and responsibilities. Moreover, Employer may assign this Agreement and Employee's employment to Enron or any affiliates of Enron. It is agreed, however, that Employee shall not be permanently relocated to a city more than 50 miles from the Houston area and shall not be demoted from the position of Chairman and Chief Executive Officer of Employer. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

     1.3. Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer or Enron, or requires any significant portion of Employee's business time.

     1.4. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would injure Employer's business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, Enron, or any of their affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer, Enron, or their affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to or discuss with Enron's General Counsel any facts or circumstances which might involve such a conflict of interest that has not been discussed or approved by Enron's Office of the Chairman.

     1.5. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Enron's General Counsel may be all that is necessary to enable Employer, Enron, or their affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer, Enron, or their affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict. Employer's termination of the employment relationship solely because Employee violates this Section
1.5 shall be an Involuntary Termination, and subject to the provisions of Section 3.5 hereof.

Article 2:  Compensation and Benefits:

     2.1. Employee's initial monthly base salary during the Term shall be Thirty Three Thousand Three Hundred and Thirty Three Dollars and 33/100 ($33,333.33), which shall be paid in semi-monthly installments in accordance with Employer's standard payroll practice. Employee's base salary shall be reviewed annually and may be changed annually and from time to time (but not less than his initial base salary) by Employer in its discretion and, after any such change, Employee's new level of base monthly salary shall be Employee's base monthly salary for purposes of this Agreement until the effective date of any subsequent change.

     2.2. Employee shall be eligible for an annual bonus in accordance with the terms of Enron's Annual Incentive Plan or any appropriate replacement bonus plan of Enron or Employer, which bonus may be paid in any combination of cash, stock, or stock options. Whether Employee is entitled to a bonus, the amount of the bonus, and the manner of payment of the bonus are within the sole discretion of the Office of the Chairman of Enron.

     2.3. (a) It is intended that Employer shall adopt a new Retail Phantom Equity Plan (referred to herein as the "Plan") providing to certain employees additional economic benefits with respect to certain aspects of Employer's business, pursuant to which it is intended that Employer and Employee shall execute an Award Agreement. Employee shall have no rights under the Plan unless and until Employer and Employee execute a written Award Agreement pursuant to the Plan, at which time the Plan and the Award Agreement shall become effective as to Employee. Employer and Employee shall enter into a separate written Award Agreement pursuant to which Employee shall be granted a five (5%) percent full value grant under the Plan. The written Award Agreement shall provide that twenty-five (25%) percent of such full value grant shall, subject to the terms and conditions of the Plan and the Award Agreement, vest on January 1, 1997, and that an additional twenty-five (25%) percent of the full value grant shall vest on each of January 1, 1998, January 1, 1999, and January 1, 2000. Provided, however, that the entirety of such full value grant shall vest immediately upon the employment relationship being Involuntarily Terminated by Employer pursuant to Section 3.1(ii) or by Employee pursuant to Section 3.2(i) or (ii) and Employer shall at that time buy-out Employee's vested interest in the Plan. Provided further, however, it is agreed that if the employment relationship has not been terminated Employer shall have the option to buy-out one-fifth of such grant (i.e., one percentage point of the five percentage points granted to Employee) exercisable during the thirty-one day period of time from January 1, 1998 to January 31, 1998 by providing to Employee a written notice during such thirty-one day period of time. The one percentage point shall be acquired pro rata from Employee's vested and non-vested interests, and, if Employer exercises such buy-out option, thereafter the twenty-five (25%) percent that vests on each of January 1, 1999 and January 1, 2000 shall apply against the reduced percent of the full value grant, that is, 25% of a four (4%) full value grant. The Plan or Employee's award agreement under the Plan shall provide that Employer's buy-out price for such one percentage point shall be as follows:
If Employer has created a subsidiary corporation and transferred to such subsidiary the retail aspects of Employer's business and an initial public offering ("IPO") of the common stock of such retail subsidiary has occurred prior to January 1, 1998, the buy-out price shall be based upon the average trading price of the common stock of such retail subsidiary of Employer during all trading days [but not to exceed 30 trading days] preceding January 1, 1998, less the value of Access Energy and Enron Energy Concepts, L.P. as of year end 1995. If no such IPO occurred prior to January 1, 1998, the buy-out price shall be as determined by an investment banker under the terms and conditions of the Plan, which shall provide that the buy-out price shall be the then current value of the retail subsidiary less the value of Access Energy and Enron Energy Concepts, L.P. as of year end 1995. The Plan or Employee's award agreement under the Plan shall provide that if Employee disagrees with the determination of the investment banker, Employee shall have the right to submit the issue of buy-out price to arbitration in accordance with the terms and conditions of the agreement to arbitrate contained in the Plan or Employee's award agreement under the Plan. The purchase price for the buy-out shall be paid by Employer to Employee as soon as reasonably possible. The purchase price for the buy-out may be paid in cash, shares of Enron's stock, or shares of common stock of the IPO company, or combination thereof, at Employer's option.

     (b) The Plan or Employee's award agreement under the Plan shall provide that Employer's retail business shall include the direct sales of gas and electricity to small industrial, commercial, and residential customers and all future business activities related thereto as well as the business activities of Access Energy and Enron Energy
Concepts, L.P.

     (c) The Plan or Employee's award agreement under the Plan shall specify the buy-out process and the buy-out price for any other right [other than Employer's right under the option specified in Section 2.3(a)] or obligation on the part of Employer to buy-out Employee's interest in the Plan. The Plan, as modified by Employee's award under the Plan, shall be modeled after the rights and obligations of the Enron Gas Services Group and Employee under the Enron Gas Services Group Phantom Equity Plan signed by Employee on November 8, 1991, provided, however, that the valuation process shall in all cases deduct the value of Access Energy and Enron Energy Concepts, L.P. as of year end 1995.

     2.4. On August 29, 1994, Enron and Employee entered into an agreement pursuant to which Employee was granted the option (the "Option") to acquire 500,000 shares of Enron common stock ("Enron Stock") subject to the terms and conditions of the Enron Corp. 1991 Stock Plan (As Amended and Restated Effective May 3, 1994). The exercise price per share of the Option was $30.25. The First Amendment to the August 29, 1994 agreement is attached hereto as Exhibit "A."

     2.5. The Office of the Chairman of Enron and Employee shall endeavor in good faith to agree upon an enhanced position and job title for Employee that is commensurate with and accurately reflects Employee's job responsibilities for Employer or its affiliates. If a mutually satisfactory enhanced position and job title have not been agreed to by Employee and the Office of the Chairman of Enron by February 1, 1997, then Employee shall be entitled to a payment equal to two and one-half (2.5) times his annualized base monthly salary then in effect on such date pursuant to Section 2.1.

     2.6. While employed by Employer during the Term of this Agreement, Employee shall also be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Unless specifically set out herein, nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

     2.7. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either Employer or Enron, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

     2.8. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Article 3: Termination Prior to Expiration of
           Term and Effects of such Termination:

     3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate
Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

     (i) For "cause" upon the determination by Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management) that "cause" exists for the termination of the employment relationship. As used in this Section 3.1(i), the term "cause" shall mean [a] Employee has been convicted of a felony (which, through lapse of time or otherwise, is not subject to appeal); [b] Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [c] Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer, Enron, or any of their respective subsidiaries; or [d] Employee violates the Foreign Corrupt Practices Act or other applicable United States law as proscribed by Section 4.1. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management) for determination. If Employee disagrees with the decision reached by Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management), the dispute will be limited to whether Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management) reached its decision in good faith; or

     (ii) for any other reason whatsoever, with or without cause, in the sole discretion of Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management); or

     (iii) upon Employee's death; or

     (iv) upon Employee's becoming disabled so as to entitle him to benefits under Enron's long-term disability plan.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in
Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to
Section 3.1(iv) as a result of the Employee becoming disabled is specified in Section 3.7.

     3.2. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

     (i) Employee is required by Employer to be permanently relocated to a city more than 50 miles from the Houston area or is demoted from the position of Chairman and Chief Executive Officer of Employer, within sixty days after such relocation or demotion Employee provides Employer with a written notice that such relocation or demotion has occurred and that Employee intends to terminate the employment relationship under this provision, and thereafter such relocation or demotion is not corrected by Employer within thirty days.

     (ii) any other material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

     (iii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Sections
3.2(i) or 3.2(ii); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(iii); the effect of such termination is specified in Section 3.3.

     3.3. Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination. The Plan or Employee's award agreement under the Plan shall provide that upon Voluntary Termination of the employment relationship by Employee, Employee shall be entitled only to such percentage of the grant as had vested prior to such termination.

     3.4. Upon a "Termination for Cause" of the employment relationship by Employer prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination. The Plan or Employee's award agreement under the Plan shall provide that upon termination of the employment relationship for Cause then all of Employee's interests under the Plan shall be canceled effective as of the date of such termination of employment and no amounts (including without limitation Plan payments that may be payable on or before the date of such termination of employment) shall be payable under the Plan to Employee from and after the date of such termination of employment.

     3.5. Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the following as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement: One Million Three Hundred Thousand ($1,300,000) Dollars per calendar year (to be prorated in the calendar year in which the Involuntary Termination occurs if such termination occurs on any date other than January 1st), payable annually, monthly, or bi-weekly at the option of Employer. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and, subject to Employee complying with his continuing obligations (including non-competition obligations), the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand, or cause of action against Employer based on Involuntary Termination for any monies other than those specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand, or cause of action. The Plan or Employee's award agreement under the Plan shall provide that upon Involuntary Termination of the employment relationship by either Employer or Employee, the entirety of Employee's full value grant referenced in
Section 2.3 shall vest immediately upon such termination of the employment relationship and Employer shall at that time buy-out Employee's vested interest in the Plan as specified in Plan or Employee's award agreement under the Plan.

     3.6. Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination. The Plan or Employee's award agreement under the Plan shall provide that upon Employee's death, Employee's heirs, administrators, or legatees shall be entitled only to such percentage of the grant as had vested prior to Employee's death.

     3.7. Upon termination of the employment relationship as a result of Employee becoming disabled, Employee shall be entitled to his or her pro rata salary through the date of such termination and rights under any disability insurance or program then in effect, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination. The Plan or Employee's award agreement under the Plan shall provide that upon Employee becoming disabled, Employee shall be entitled only to such percentage of the grant as had vested prior to Employee's disability.

     3.8. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of Employer, Enron, or its affiliates.

     3.9. Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6.

     3.10. Should Employee remain employed by Employer beyond the expiration of the Term, such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination and all other future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate.

4.   United States Foreign Corrupt Practices Act and Other
     Laws:

     4.1. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of Employer, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA, or if a court finds that Employee has personal civil or criminal liability under the FCPA, or if a court finds that Employee personally committed an action resulting in any Enron entity having civil or criminal liability or responsibility under the FCPA with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "cause" for termination under this Agreement unless (i) such action or finding was based on the activities of others and Employee had no personal involvement or knowledge of such activities, or
(ii) Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management) determines that the actions found to be in violation of the FCPA were taken in good faith and in compliance with all applicable policies of Employer and Enron.

Article 5:  Ownership and Protection of Information; Copyrights:

     5.1. Employer shall disclose to Employee, or place
Employee in a position to have access to or develop, trade secrets or confidential information of Employer, Enron, or their affiliates; and/or shall entrust Employee with business opportunities of Employer, Enron, or their affiliates; and/or shall place Employee in a position to develop business good will on behalf of Employer, Enron, or their affiliates.

     5.2. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

     5.3. If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work relating to Employer's business is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein. If such work has no relation to Employer's business, then the title and rights of copyright related thereto will belong to Employee.

     5.4. Employee acknowledges that the business of Employer, Enron, and their affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, Enron, or their affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, Enron, and their affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, Enron, or their affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder; provided, however, that these restrictions shall not apply to (i) such portions of any information treated as confidential information or trade secrets by Employer, Enron or their affiliates which in fact become publicly available other than through the action of Employee, or (ii) such portions of information which, although it was treated as confidential or a trade secret at the time of its creation, is no longer confidential or a trade secret at the time of termination of Employee's employment by Employer, and provided further that such restrictions shall not apply to the portions of such information which is or becomes part of Employee's general business knowledge or experience. Enron and its affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer, Enron, and their affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer has agreed to protect and preserve such third party confidential information and trade secrets. These obligations of confidence apply irrespective of whether the information has been reduced to a tangible medium of expression (e.g., is only maintained in the minds of Enron's employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type).

     5.5. Upon termination of Employee's employment with Employer, for any reason, Employee promptly shall deliver to Employer all written materials, records, videotape, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which are owned by Employer, Enron, or their affiliates or which contain or disclose confidential business information or trade secrets of Employer, Enron, or their affiliates, and all copies thereof.

     5.6. Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, at Employer's cost, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

     5.7. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee. After provision of fifteen (15) days advance written notice specifying Employer's basis for belief that Employee may have violated the provisions of Article 5, and if Employee fails to remedy such alleged breach within such fifteen (15) period of time, Employer shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach and remedies available to Enron or Employer pursuant to other agreements with Employee.

Article 6:  Non-competition Obligations:

     6.1. Employer shall disclose to Employee, or place
Employee in a position to have access to or develop, trade secrets or confidential information of Employer, Enron, or their affiliates; and/or shall entrust Employee with business opportunities of Employer, Enron, or their affiliates; and/or shall place Employee in a position to develop business good will on behalf of Employer, Enron, or their affiliates.

     6.2. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the trade secrets and confidential information of Employer, Enron, or their affiliates that will be disclosed or entrusted to Employee, the business good will of Employer, Enron, or their affiliates that will be developed in Employee, or the business opportunities that will be disclosed or entrusted to Employee by Employer, Enron, or their affiliated companies; and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this
Article 6. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or Enron or any of their affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

     (i) engage in any business competitive with the business conducted by Employer;

     (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;

    (iii) induce any employee of Employer or Enron or any of their affiliates to terminate his or her employment with Employer, Enron, or their affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Enron.

These non-competition obligations shall extend for so long as Employee is employed by Employer or, if the employment relationship terminates prior to the expiration of the Term, until the expiration of the Term.

     6.3. Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this
Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach and remedies available to Employer or Enron pursuant to other agreements with Employee.

     6.4. It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

Article 7:  Miscellaneous:

     7.1. For purposes of this Agreement the terms
"affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Enron or Employer.

     7.2. Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Enron entities and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     7.3. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Employer, to:

          Enron Capital Trade & Resources Corp.
          1400 Smith Street
          Houston, Texas 77002
          Attention:  Managing Director, Control and Legal
          With a copy to:

          Enron Corp.
          1400 Smith Street
          Houston, Texas 77002
          Attention:  Corporate Secretary

     If to Employee, to:

          Jeffrey K. Skilling
          2238 Albans Road
          Houston, Texas 77005

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     7.4. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

     7.5. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7.6. If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Articles 5 or 6, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. Thereafter, if either party to this Agreement brings legal action to enforce the terms of this Agreement, the party who prevails in such legal action, whether plaintiff or defendant, in addition to the remedy or relief obtained in such legal action shall be entitled to recover its, his, or her expenses incurred in connection with such legal action, including, without limitation, costs of Court and attorneys fees.

     7.7. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     7.8. This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

     7.9. Except as provided in (1) written company policies promulgated by Employer or Enron dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like,
(2) the written benefits, plans, and programs referenced in
Section 2.6, the August 29, 1994 agreement pursuant to Enron Corp.'s 1991 Stock Plan, and Employee's existing rights under the Existing Compensation Plan (which it is contemplated shall be the subject of a separate waiver and consent agreement), or (3) any signed written agreements contemporaneously or hereafter executed by Employer and Employee (including the Plan), this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to Employee's employment relationship with Employer and the term and termination of such relationship, and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee. Specifically, but not by way of limitation, the Employment Agreement dated August 1, 1990 between Enron Finance Corp. and Employee is hereby canceled and Employee hereby irrevocably waives and renounces all of Employee's rights and claims under such August 1, 1990 Employment Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer and the Office of the Chairman of Enron.

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                         ENRON CAPITAL TRADE & RESOURCES CORP.


                         By:  PEGGY B. MENCHACA
                         Title:  Vice President & Secretary
                         This 4th day of March, 1996


                         JEFFREY K. SKILLING
                         JEFFREY K. SKILLING
                         This 4th day of March, 1996